                                                                   EXHIBIT 10.10

                    TRADE*PLUS/E*TRADE EMPLOYEE BONUS PLAN


                           Effective October 1, 1994



Purpose of Plan. This Employee Bonus Plan has been adopted to provide a program
- ---------------
for rewarding Trade*Plus and E*TRADE "Company" employees for the Company's success. The Northport office and staff, and any union member employees, are specifically excluded from this plan. The plan is designed to provide incentive for employees to promote the Company with customers, to improve the Company's financial operating results, and to remain employed with the Company.

Participants in the Plan. All regular employees (except those of the Northport
- ------------------------
office and any union member) of Trade*Plus and E*TRADE become eligible to participate in the plan after six months employment with the Company.

EXAMPLE: If an employee joins the Company February 15th, then he/she becomes eligible to be a participant in the plan on August 15th, and his/her gross earnings during the remaining month and one half of the fiscal quarter, is used as his/her earnings basis for Company's fourth fiscal quarter of July, August, & September.

Each eligible employee is a participant in either Group A, B, C, D or E. The employee must acknowledge understanding and receipt of the plan by signing his/her letter of eligibility.

Company Contribution to the Plan. The Company's fiscal quarters end December 31,
- --------------------------------
March 31, June 30, and September 30. Thirty days after the end of each fiscal quarter the Company will pay twenty percent of all Operating Profit in excess of the first ten percent of Gross Revenues to the Company's bonus plan. Operating Profit is defined here as the Company's consolidated profit before any capital costs or profits, and before all Local, State and Federal taxes.

EXAMPLE: If the Company's quarterly Gross Revenues for March 31 was $1,000,000, and if the Operating Profit before the bonus payment was $150,000, the Company's quarterly bonus payment would be $10,000. This $10,000 is 20 percent of the Operating Profit ($50,000) which remains after deducting the first 10 percent ($100,000) of Gross Revenues.

Employee Bonus. Each participating employee will be allocated a pro-rated
- --------------
percentage of the Company's quarterly bonus payment based upon the Company's total salary base, upon his/her. gross earnings including overtime for the quarter, and upon his/her Group designation.

Bonus Payment. Each participating employee will be paid one half of his/her
- -------------
current quarterly bonus, less payroll taxes, at the end of the month following the Company's fiscal quarter. The remaining half of the bonus will be placed in a funded Bonus Pool for future payment to the employee as described below.

Bonus Pool Payment. Each participating employee will vest, and will therefore be
- ------------------
paid, one-third of his/her current quarter's Bonus Pool annually over the succeeding three year time period.

EXAMPLE: Assume that an employee's total bonus was $300 for the quarter ending December 31, 1994. On January 31, 1995 the employee would be paid $150, less payroll taxes, and $150 would be deposited in the Bonus Pool for the employee. One year later. on January 31, 1996, based upon the December 31, 1994 quarter, he/she will be paid $50, plus Bonus Pool Earnings on the $50 over the year, less payroll taxes.

Similar $50 payments, plus Bonus Pool Earnings, less payroll taxes, for the December 31, 1994 quarter will be made on January 31, 1997, and on January 31, 1998 thereby completing payment for the December 31, 1994 fiscal quarter.

The results are cumulative. Thus, taking the above example, if the employee's bonus remained the same every quarter, and if there were no Bonus Pool Earnings or payroll taxes, then on January 31, 1998 the employee will be paid a total of $300 representing the current bonus, plus the vested bonus carryover from the preceding three years. In addition, this employee will have a non-vested accumulation of $1,200 continuing to earn interest in the Bonus Pool, all to be paid out in the future.

Bonus Pool Administration. Funds in the Bonus Pool will be administered by a
- -------------------------
Committee of the Company's Board of Directors. The Committee has selected a Registered Investment Advisor to invest the funds for the benefit of the employee participants.

Termination. If a participating employee leaves the Company's employment for any
- -----------
reason other than disability, death or retirement, or if the employee is discharged for cause, then his/her non-vested accumulation in the Bonus Pool remains in the pool as additional earnings for the remaining participants. In this event, he/she will not be a participant for the current quarter in which the employee terminates employment.

If a participating employee leaves the Company's employment for disability, death or retirement, or if the employee is laid off by the Company for any reason other than discharge for cause, then his/her non-vested accumulation in the Bonus Pool will be paid in cash to the employee, plus earnings and less payroll taxes, at the end of the month following the end of the fiscal quarter in which the employee leaves the Company's employment. In this event, his/her gross pay during that quarter will be included in the quarter's bonus calculation.

Amendment The Company reserves the right to change or to discontinue this Bonus
- ---------
Plan at any time without warning. Any such change will not affect vested funds already in the Bonus Pool, and such remaining funds will be managed and distributed as described herein.



___________________________________
Wayne H. Heldt, President



___________________________________
William A. Porter, Chairman & CEO